Exhibit 10.04

June 9, 2009

Gerald M. Lieberman
AllianceBernstein L.P.
1345 Avenue of the Americas
New York, New York 10015

Dear Jerry:

This letter sets forth the terms of your Agreement with AllianceBernstein Corporation (the “Company”) and AllianceBernstein L.P. (the “Partnership”).

1.             Effective as of July 31, 2009 (the “Retirement Date”), your employment as President and Chief Operating Officer of the Company and as an employee of the Partnership will terminate.

2.             Payments/Benefits.  (a)   From August 1, 2009 through January 31, 2010, your base salary shall continue to be paid at the rate of $200,000, less applicable tax withholdings and other payroll deductions. In addition, you shall receive a lump sum separation payment of $2,600,000 less applicable tax withholdings and other payroll deductions, in the payroll following the expiration of the revocation period set forth in paragraph 3. You acknowledge and agree that you will be receiving payments and benefits under this paragraph of the Agreement which are in excess of those to which you are now or in the future may be entitled and that such payments and benefits are being provided in consideration for your acceptance and execution of and in reliance upon your representations in this Agreement.

(b)  The Company shall award to you restricted limited partnership units (“Restricted Units”) in AllianceBernstein Holding L.P. (“Holding”) in an amount equal to $3,400,000, which shall be determined by dividing $3,400,000 by the average closing price on the New York Stock Exchange of a limited partnership unit in Holding for the period covering the four (4) days immediately preceding the Retirement Date, the Retirement Date and the five (5) trading days immediately following the Retirement Date, and rounded up to the nearest whole number. The Restricted Units shall vest ratably on July 31 of each of 2010, 2011 and 2012, provided, with respect to each installment, you are in compliance with the terms of paragraphs 5, 6, 7 and 8 hereof. The Restricted Units that have not vested shall be retained by the Partnership and subject to forfeiture until July 31, 2012 if, at any time prior to that date, you are not in compliance with the terms of paragraphs 5, 6, 7 and 8 hereof. For the avoidance of doubt, Restricted Units that have vested shall not be subject to the restriction or forfeiture provisions of this Agreement. You will not make an Internal Revenue Code Section 83(b) election with respect to the Restricted Units. Applicable U.S. federal, state and local income and FICA tax withholding in respect of the Restricted Units will be satisfied by the Company retaining a number of Restricted Units having a fair market value (based on the closing price of a Holding unit on July 31, 2010, 2011 and 2012, as the case may be, or the trading date immediately following that date in the event it is not a trading day) equal to the tax withholding obligations on the installment of Restricted Units vesting on such date. The vested Restricted Units, less applicable withholdings, will be distributed to you in unrestricted registered NYSE – listed units of Holding (one such unit for each one such vested Restricted Unit) as soon as practicable (but not later than 30 days) after each vesting anniversary. The Company shall pay to you the cash distributions, equivalent to quarterly distributions on Holding Units, payable with respect to both unvested and undistributed vested Restricted Units, as and when quarterly distributions are paid to unitholders of Holding.

(c)  As of the Retirement Date, your participation in and contributions to all welfare, non-qualified and qualified plans of the Partnership and its affiliates, including, but not limited to, the AllianceBernstein Partners Compensation Plan and the Special Option Program under the AllianceBernstein 1997 Long Term Incentive Compensation Plan, shall cease, and your rights to a distribution, rollover, form of payment, exercise or deferral regarding your account balances shall be determined in accordance with the terms and conditions of the respective plans and associated agreements.

(d)  From August 1, 2009 through January 31, 2010, and in accordance with applicable Company policy, as amended from time to time, the Partnership will continue in effect your medical coverage under its group medical plan.  As of February 1, 2010, and until July 31, 2012, the Company shall continue to provide you and your spouse with access to comparable medical and dental coverage and will reimburse you monthly for the cost of such coverage.

(e)  Until July 31, 2012, the Company will provide you with (i) a furnished and equipped office at a location of your choice in New York City and the Company will pay for the cost of the lease and operation expenses at a cost not to exceed $12,750 per month, (ii) a secretary with compensation and abilities commensurate with your current secretary and (iii) the services of a company-provided car and chauffer.  You may continue to use an office on the Company’s premises in New York City while your office is being located, furnished and equipped for up to six months following the Retirement Date.

(f)  Following the execution of this Agreement , and the expiration of the revocation period set forth in paragraph 3, you shall receive outplacement support for a period of six (6) months, which shall be provided by a third party company designated by the Company. You must begin using the outplacement support no later than December 31, 2010.

(g)  Promptly following the Retirement Date, the Company shall reimburse you for all business expenses incurred by you on or prior to the Retirement Date in accordance with Company policy.

3.             Acknowledgment.   You hereby acknowledge that you have carefully read this Agreement, fully understand and accept all of its provisions and sign it voluntarily of your own free will. You further acknowledge that you have been provided a full opportunity to review and consider the terms of this Agreement and have been advised by the Company to seek the advice of legal counsel of your choice. You acknowledge that you have been given a period of 21 days to consider this Agreement before signing it. To the extent that you have elected to enter into this Agreement prior to such time, you have done so voluntarily and have knowingly waived such 21 day review period .  You may revoke this Agreement within seven days of your signing it.  For such revocation to be effective, written notice must be received by the Company no later than the close of business on the seventh day after you sign this Agreement. If you revoke this Agreement it shall be of no further force and effect.

4.             Release. (a) In consideration of the payments and benefits to be provided to you pursuant to paragraph 2 above, you, your heirs, executors, administrators, trustees, legal representatives, successors and assigns (hereinafter referred to collectively as “Releasors”) forever release and discharge the Company and the Partnership, and their past, present and/or future parent entities, subsidiaries, divisions, affiliates and related business entities, assets, employee benefit plans or funds, successors or assigns and any and all of their past, present and/or future officers, directors, fiduciaries, partners, attorneys, employees, agents, trustees, administrators or assigns, whether acting as agents for the Company or the Partnership or in their individual  capacities (hereinafter referred to collectively as “Company Entities”) from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors  ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter up to an including the Retirement Date; provided, however, that this Agreement shall not release any claims for (i) the payments, benefits and obligations set forth herein; (ii) vested benefits which you have as a participant in the AllianceBernstein Partners Compensation Plan, the Special Option Program under the 1997 Long Term Incentive Compensation Plan and the Profit Sharing Plan for Employees of AllianceBernstein L.P. in accordance with the terms of each such plan, or (iii) defense and indemnity under the Partnership’s partnership agreement and/or applicable law.

(b)  Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Company Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Company Entities arising out of your employment and/or your separation of employment with the Company or Partnership, including, but not limited to: (i) any claim under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities  Act, the Employee Retirement Income Security Act of 1974, and the Family and Medical Leave Act; (ii) any claim under the New York State Human Rights Law or the New York City Administrative Code; (iii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of your employment, the terms and conditions or such employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including but not limited to breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; (iv) any claim for attorneys’ fees, costs, disbursements and/or the like; and (v) any claim for remuneration of any type, including, without limitation, any claim for any deferred or unvested compensation.

(c)  You represent and warrant that you have not commenced, maintained, prosecuted or participated in any action, suit, charge, grievance, complaint or proceeding of any kind against the Company Entities in any court or before any administrative or legislative body or agency and/or that you are hereby withdrawing with prejudice any such complaints, charges, or actions that you may have filed against the Company Entities.  You further acknowledge and agree that by virtue of the foregoing, you have waived all relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this paragraph 4.

(d)  You further covenant that you shall not sue, or otherwise consent to participate in any action against, and shall not assist in the instigation, commencement, maintenance, or prosecution of any action, suit, proceeding, or charge against any of the Company Entities based upon any matter whatsoever (except to enforce this Agreement or as otherwise required by law), nor shall you testify, assist, or participate (except in response to subpoena or judicial order) in such action, suit, proceeding or charge.  This agreement shall not prevent you from filing a charge with the relevant federal, state or local administrative agency, but you agree to waive your rights with respect to any monetary or other financial relief arising from any such administrative proceeding.  You further understand that the provision of this paragraph shall not be effective with respect to, or adversely affect your rights under, the ADEA with respect to any challenge you make under the ADEA to the validity of this Agreement.

(e)  In consideration of the foregoing agreements by you, the Partnership and the Company hereby agree to and do fully release, discharge and waive all known claims, complaints, causes of action, action, suits, debts, sums of money, contracts, controversies, agreements, promises or demands of whatever kind, in law or equity, which they know they have, or which they and their subsidiaries, affiliates, predecessors, successors and assigns, and each and all of their officers, directors, partners, associates, agents, shareholders and employees know they have against you by reason of any event, matter, cause or thing which has occurred to the date of execution of this Agreement.

5.             Non-competition and Non-solicitation.  You shall receive the Restricted Units in accordance with paragraph 2 above, provided that, for the entire three (3) year period from the Retirement Date through July 31, 2012, you shall not, on your own behalf or on behalf of anyone else, directly or indirectly, (a) provide services, in any capacity, whether as an employee, consultant, independent contractor, owner, partner, shareholder, director, or otherwise, to any person or entity that provides products or services that compete with any financial services business of the Company or the Partnership or any of their controlled affiliates; (b) solicit the business of any customer of the Company or the Partnership or any of their controlled affiliates, or otherwise seek to encourage or induce any such customer to cease doing business with, or reduce the extent of its business dealings with, the Company, the Partnership or any of their controlled affiliates; and (c) recruit, solicit or hire any employees of the Company, the partnership or any of their controlled affiliates to work for you or any other person or entity. It is understood and agreed that forfeiture of your Restricted Units shall be the Company’s and the Partnership’s exclusive remedy for your non-compliance with the requirements of this paragraph 5.

6.             Confidentiality.  As an employee of the Partnership, you have had access to confidential and proprietary information of the Partnership and/or its employees (the “Confidential Information”).  You acknowledge and agree that the Confidential Information is confidential and proprietary to the Partnership and its employees and that disclosure or use of any of the Confidential Information would be detrimental to the Partnership and/or its clients.  You agree that any and all Confidential Information shall be kept confidential and you further agree that you shall not furnish or disclose to any third party or use, directly or indirectly, for your own use or benefit or that of any other person or entity any Confidential Information of the Partnership, nor shall you attempt to access any Confidential Information.  In the event that you are: (i) threatened or served with an action or motion to force disclosure of Confidential Information, or (ii) compelled to disclose Confidential Information by valid order of a court or other government entity with the authority to compel the disclosure of such information, you will notify the Partnership in writing, as promptly as possible (and prior to making any disclosure if possible), in order to provide the Partnership the opportunity to intervene and object to, or seek restrictions on, the disclosure of such Confidential Information.  If, nevertheless, the Confidential Information is ordered to be disclosed, you will furnish only that portion of the Confidential Information as to which you receive a reasonable opinion of counsel that such portion of the Confidential Information is legally required to be disclosed.  You will notify the Partnership immediately upon discovery of any unauthorized use or disclosure of Confidential Information or any other breach of this paragraph.  You agree to cooperate with the Partnership in every reasonable way to help the Partnership regain possession of such Confidential Information and prevent its further unauthorized use.

The parties agree to keep the terms, amount, and existence of this Agreement completely confidential.  You may disclose the terms, amount and existence of this Agreement to your immediate family, and the parties may disclose the terms, amount and existence of this Agreement to their respective legal counsel, accountants or as required by law or legal process.  If, as anticipated, this Agreement becomes publicly available as a result of the Partnership filing it with the Securities and Exchange Commission, these confidentiality restrictions regarding this agreement shall no longer apply.

7.             Nondisparagement.  You agree not to make intentionally disparaging remarks about the Company or the Partnership, or their parents, officers, directors, employees or agents.  The Company and the Partnership agree not to intentionally authorize any public statements intended to disparage or defame your reputation.

8.             Cooperation. You agree that you will reasonably assist and cooperate with the Company and the Partnership in connection with the defense or prosecution of any claim that may  be made against or by the Company or the Partnership, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or the Partnership, including any proceeding before any arbitral, administrative, judicial, legislative or other body or agency, including preparing for and testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by you, pertinent knowledge possessed by you, or any act or omission by you. You further agree to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph. The Company or the Partnership will reimburse you for all reasonable expenses incurred in connection with such assistance and cooperation, including, without limitation, travel, lodging and meals, in a level of comfort akin to the level of comfort applicable to your business travel as of the date hereof.

9.             Partnership Property.  No later than the Retirement Date, you shall return to the Partnership all documents, files and property belonging to the Partnership or the Company except you shall return to the Partnership the leased Partnership automobile in your possession on or before the expiration of the lease; and except that you may keep your Blackberry and your laptop computer if all confidential information and propriety data and software have been deleted.

10.            Successors; Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in your case) and assigns.  Any successor of the Company or the Partnership shall assume the obligations of the Company or the Partnership, as the case may be, under this Agreement and perform any duties and responsibilities in the same manner and to the same extent that the Company or the Partnership would be required to perform if no such succession had taken place. In the event of your death prior to the payment of all amounts and benefits hereunder, the unpaid amounts (including unvested Restricted Units, which upon your death shall fully vest) shall be paid to your estate, as soon as practicable (but not later than 30 days) after your death.

11.            Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible.  Further, if a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.  Additionally, you agree that if you breach the terms of paragraphs 4, 6, 7 or 8, it shall constitute a material breach of this Agreement as to which the Company and/or the Partnership may seek all relief available under the law.

12.            Attorney’s Fees.  The Company shall pay all reasonable attorneys’ and related fees and expenses incurred by you in connection with your retirement as provided herein.

13.            Indemnification.  From and after the Retirement Date, you shall continue to be an “Indemnified Person” under the Agreement of Limited Partnership of the Partnership and shall continue to be covered by the Partnership’s director’s and officer’s liability policies, in each case in respect of conduct occurring on or prior to the Retirement Date.

14.            409A Compliance.  The parties hereto intend that all benefits and payments to be made to you hereunder will be provided or paid to you in compliance with all applicable provisions of Section 409A of the Internal Revenue Code of 1986 as amended, and the regulations issued hereunder, and the rulings, notices, and other guidance issued by the Internal Revenue Service interpreting the same (the “Code”).  This Agreement shall be construed and administered in accordance with such intent; provided, however, that nothing hereunder shall: (i) guarantee that the payments will not be subject to taxes, interest and penalties under Section 409A of the Code; or (ii) entitle you to a reimbursement on any tax liability incurred in connection with payments provided hereunder.

15.            Entire Agreement.  Except as expressly provided herein, effective as of the Retirement Date, all prior agreements relating to your employment by the Partnership and its affiliates will terminate and be of no further effect.  This Agreement contains the entire understanding with respect to the subject matter hereof, and supersedes any and all prior agreements and understandings, whether written or oral, among you, the Company, the Partnership or any affiliate thereof with respect to the subject matter hereof.

This Agreement may not be altered, modified or amended except by written instrument signed by you, the Company and the Partnership.  This Agreement shall be governed by New York law, without reference to principles of conflicts of law.

Sincerely,

ALLIANCEBERNSTEIN CORPORATION

By:	/s/ Laurence E. Cranch
Laurence E. Cranch
Executive Vice President and General Counsel

ALLIANCEBERNSTEIN L.P.

By:	ALLIANCEBERNSTEIN CORPORATION,
its General Partner

By:	/s/ Laurence E. Cranch
Laurence E. Cranch
Executive Vice President and General Counsel

AGREED TO AND ACCEPTED BY

/s/ Gerald M. Lieberman
Gerald M. Lieberman

June 10, 2009
Date